Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS
“[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH
(I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF
PUBLICLY DISCLOSED.

CONFIDENTIAL SEPARATION AND TRANSITION SERVICES AGREEMENT, WAIVER AND RELEASE

THIS CONFIDENTIAL SEPARATION AND TRANSITION SERVICES AGREEMENT, WAIVER AND RELEASE (“Agreement”) is made by and between Vireo Health, Inc. (the “Company”), and Aaron Hoffnung, (“Hoffnung”), his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as the “Releasors”).

WHEREAS, Hoffnung has been employed by the Company and its subsidiaries since November 5, 2015;

WHEREAS, until the Separation Date (hereinafter defined), Hoffnung was an officer of the Company with the title of Chief Strategy Officer;

WHEREAS, until the Separation Date, Hoffnung was an officer of the Company’s wholly-owned New York subsidiary, Vireo Health of New York, with the title of Chief Executive Officer and served as an officer in several other company subsidiaries and affiliates (see Exhibit A – Hoffnung Officer Roles);

WHEREAS, Hoffnung serves as Director of the Company’s parent company, Vireo Health International, Inc. (VHII), with a term ending on the date of the 2020 annual meeting of shareholders and served until the Separation Date as a Director in several other company subsidiaries and affiliates (see Exhibit B – Hoffnung Director Roles);

WHEREAS, Hoffnung holds a direct equity ownership interest in the Company’s Ohio and Missouri affiliates (see Exhibit C – Hoffnung Ownership in Subsidiaries and Affiliates);

WHEREAS, Hoffnung is listed as an authorized signatory on one Company bank account in Puerto Rico (see Exhibit D – Bank Account with Hoffnung as Signatory);

WHEREAS, Hoffnung signed a Lock-Up Agreement on September 10, 2019 imposing certain restrictions ownership on his 23,529 Subordinate Voting Shares and 2,400,387 Options to Purchase Subordinate Voting Shares (see Exhibit E – Lockup Agreement);

WHEREAS, to reduce costs, Company has decided to eliminate a number of workforce positions;

WHEREAS, Hoffnung has agreed to, effective as of the Separation Date, i) formalize his resignation from all subsidiary officer roles identified in Exhibit A, ii) formalize his resignation from all subsidiary director roles identified in Exhibit B, iii) sell all subsidiary and affiliate ownership interests to the Company or to individuals affiliated with Company in consideration of the cancelation of related indebtedness of Hoffnung to the Company, iv) be removed from the bank account identified in Exhibit D, v) serve the remainder of the 2019- 2020 term as Director on the VHII Board vi) work as an Independent Contractor as defined in Section 8 for up to 12 months and vii) hold the titles of the Company’s Chief Strategy Officer and Vireo Health of New York’s Chief Executive Officer and Director for a period of up to 12-months, during which Hoffnung may resign from these positions on 15-day notice to the Company, or be removed from these positions by the Company, neither of which should be considered a breach of this Agreement; and

WHEREAS, Hoffnung and the Company desire to settle, compromise, and resolve any and all potential differences and disputes between them without the burden, expense, and delay of further litigation, and without admission of any fault or liability by Hoffnung or the Company.

NOW THEREFORE, for good and valuable consideration, Hoffnung and the Company (collectively referred to as the “Parties”) hereby agree as follows:

1.	Last Day of Employment. Hoffnung’s last day of full-time employment by the Company, was January 16, 2020 (the “Separation Date”). Hoffnung ceased providing all services as an officer and employee of Company and its subsidiaries on the Separation Date.

2.	Compensation on and After Termination. Hoffnung’s position as an employee of the Company has been eliminated effective on the Separation Date. The Company has paid Hoffnung’s salary earned through the Separation Date, less applicable taxes and withholding. Hoffnung is entitled to no other salary, commissions, PTO, vacation pay, sick pay, bonuses, benefits or other compensation as an employee, officer or director of the Company or any of its parent or subsidiary companies.

3.	Consideration. In consideration for Hoffnung’s execution of, non-revocation of, and strict compliance with this Agreement, the Company agrees to pay the following amount(s) and take the following action(s), to which Hoffnung is not otherwise entitled:

i.	A payment in the amount of Twelve Thousand Five Hundred Dollars ($12,500.00) per month, for the 12-month period beginning on the Effective Date (defined below) and ending on the day that is 366 days after the Effective Date (the “Severance Period”) or, alternatively, in the Company’s sole discretion, a lump sum payment in the amount of One Hundred and Twenty-Five Thousand ($125,000.00) within five (5) business days of the Effective Date;

ii.	Upon approval of the Company’s board of directors, permit the continued, regularly scheduled vesting of unvested options held by Hoffnung (as Table 1 of the “Separation Agreement Vesting Schedule,” attached hereto), notwithstanding any contrary provision of (i) the Incentive Stock Option Agreements (“ISO Agreements”) that are currently in effect between Hoffnung and Company’s parent company, Vireo Health International, Inc. (“VHII”), including Section 3 thereof or (ii) Section 6(f)(ii) of the VHII 2019 Equity Incentive Plan (the “Plan”); and

iii.	Upon approval of the Company’s board of directors, and provided Hoffnung has not (a) breached any material provision of this Agreement, (b) failed to provide the “Final Date of Service” notice described in the last sentence of Section 8 of this Agreement, or (c) accepted employment with a state-licensed cannabis company operating in Minnesota, New York, Pennsylvania, Maryland, Arizona, New Mexico, Ohio or Rhode Island, (i) permit the vesting, of some or all of the remaining unvested options as set forth in Table 2 of the “Separation Agreement Vesting Schedule,” attached hereto, on the earlier of January 16, 2021 and Hoffnung’s “Final Date of Service” and (ii) extend the outside date by which Hoffnung may exercise an option to the earlier of (x) the expiration date set forth in the respective ISO Agreement and (y) January 16, 2023; and

iv.	Cancelation of the September 10, 2019 Lockup Agreement effective on the later of March 31, 2020 and the day that Hoffnung resigns or is removed from the Company’s Board of Directors (the “Board Transition Date”); and

v.	Allowing Hoffnung to work for other companies in the cannabis industry, with one or more state-based medical, adult-use or hemp licenses, by waiving all non-compete restrictions from and after the day that is six (6) months after the Separation Date; provided that he must continue to abide by Company’s Confidential Information, Non-Solicitation and Intellectual Property policies and any related agreement(s) he entered into.

Hoffnung understands that he is solely responsible for any and all tax obligations arising out of the payments specified above that may be owed any such payment. Hoffnung agrees to hold the Released Parties harmless from any demands, assessments, liens or other claims from any governmental unit for tax payments related to the payments specified above that are deemed his responsibility, including all costs and attorneys’ fees incurred by any of the Released Parties (defined below) in responding to such claims from any taxing authority or other governmental entity. The Company agrees to use reasonable efforts to notify Hoffnung, within a reasonable time, of any change to the status of the Company’s securities that would allow him to exercise his options and sell on the open market some or all of the stock received.

4.       No Consideration Absent Execution of this Agreement and No Revocation. Hoffnung understands and agrees that he is not otherwise owed and would not receive the payments specified in Paragraph 3 above, except for Hoffnung’s execution of this Agreement and strict fulfillment of the promises contained herein.

5.	Representations of the Parties

Hoffnung specifically represents, warrants, and confirms that he:

(a)   has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency;

(b)   has not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse;

(c)   has received all salary, wages, commissions, bonuses, and other compensation due to Hoffnung in connection with his former role as an employee of the Company, with the exception of Hoffnung’s final payroll check for salary through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date;

(d)   has not suffered any known injuries or occupational diseases during the time he has provided services to the Company;

(e)   has not engaged in and is not aware of any unlawful conduct relating to the business of Company, excepting only any violations of the Controlled Substances Act and related regulations;

(f)    hereby resigns from all subsidiary officer roles identified in Exhibit A, aside from his role as Vireo Health of New York’s Chief Executive Officer;

(g)   hereby resigns from all subsidiary director roles identified in Exhibit B, aside from his director role with Vireo Health of New York’s board; and

The Company specifically represents, warrants, and confirms that it:

(h)   has, or will in due course, notify regulators of Hoffnung’s resignation from all subsidiary boards (identified in Exhibit A) and share copies of those notifications with Hoffnung;

(i)    has, or will in due course, notify regulators of Hoffnung’s resignation from all subsidiary officer roles (identified in Exhibit B) and share copies of those notifications with Hoffnung;

(j)    will purchase or cause to be purchased from Hoffnung, all subsidiary and affiliate ownership interests (identified in Exhibit C) to the Company or to individuals affiliated with Company in consideration of the cancelation of related indebtedness of Hoffnung to the Company and the Company will share all relevant documents with Hoffnung; and

(k)   it has, or will in due course, remove Hoffnung from all bank accounts (identified in Exhibit D) and provide Hoffnung with documentation confirming his removal.

6.	General Release, Claims Not Released and Related Provisions

a.    General Release of All Claims. Hoffnung knowingly and voluntarily releases and forever discharges, to the fullest extent permitted by law, the Company and its related entities, parent companies, owners, members, managers, affiliates, subsidiaries, divisions, predecessors, insurers and reinsurers, successors and assigns, and the current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, all of whom are intended third-party beneficiaries of this Agreement (collectively referred to throughout the remainder of this Agreement as the “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which Hoffnung has or may have against any of the Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Any federal, state or local law, rule, regulation, or ordinance;
•	Any public policy, contract, tort, or common law; or
•	Any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters;
•	The Age Discrimination in Employment Act, as amended;
•	Title VII of the Civil Rights Act of 1964, as amended;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan), including any claims for benefits under Company’s health insurance plans;
•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act of 1990;
•	The Fair Credit Reporting Act;
•	The Sarbanes-Oxley Act of 2002;
•	The Occupational Safety and Health Act;
•	The Equal Pay Act;
•	The Fair Labor Standards Act;
•	The Immigration Reform and Control Act;
•	The Family Medical Leave Act of 1993

•	The Workers Adjustment and Retraining Notification Act
•	The New York State Human Rights Law;
•	The New York Labor Law (including without limitation the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law);
•	The New York Civil Rights Law;
•	Section 125 of the New York Workers’ Compensation Law;
•	Article 23-A of the New York Correction Law;
•	The New York City Human Rights Law; and
•	The New York City Earned Sick Leave Law.

Each of the above shall include, in each instance, any amendments and respective implementing regulations. The identification of specific statutes is for purposes of example only and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

For purposes of clarity, nothing in this section will prevent or impede the Releasors from asserting any defenses to claims made against Hoffnung by any of the Released Parties.

b.	Specific Release of ADEA Claims.

In further consideration of the payments and benefits provided to Hoffnung in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time through the date of Hoffnung's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Hoffnung hereby acknowledges and confirms that:

(i) Hoffnung has read this Agreement in its entirety and understands all of its terms;

(ii) by this Agreement, Hoffnung has been advised in writing to consult with an attorney of Hoffnung's choosing and has consulted with counsel if and to the extent Hoffnung believed was necessary before signing this Agreement;

(iii) Hoffnung knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv) Hoffnung is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Hoffnung is otherwise entitled;

(v) Hoffnung was given at least forty-five (45) days to consider the terms of this Agreement and consult with an attorney of Hoffnung's choice, although Hoffnung may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 45-day period;

(vi) Hoffnung understands that Hoffnung has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Michael Schroeder, General Counsel, Vireo Health, Inc., 1330 Lagoon Avenue, 5th Floor, Minneapolis MN 55408, email: [***]by email or overnight delivery before the end of this seven-day period; and

(vii) Hoffnung understands that the release contained in this paragraph does not apply to rights and claims that may arise after Hoffnung signs this Agreement.

c.     Claims Not Released. Hoffnung is not waiving any rights Hoffnung may have to: (a) pursue claims which by law cannot be waived by signing this Agreement; (b) enforce this Agreement; and/or (c) challenge the validity of this Agreement.

d.    Governmental Agencies. Nothing in this Agreement prohibits or prevents Hoffnung from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Hoffnung’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Hoffnung agrees that if such an administrative claim is made, Hoffnung shall not be entitled to recover any individual monetary relief or other individual remedies.

e.     Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Hoffnung waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim to which Company or any other Releasee identified in this Agreement is a party.

7.     Acknowledgments and Affirmations.

Hoffnung affirms that he has not filed, nor caused to be filed, or presently is a party to any claim, complaint or action against any Releasee.

Hoffnung affirms that he has been paid all compensation for services rendered to Company as an employee, which are due and payable as of the date Hoffnung signs this Agreement, aside from compensation earned between the last paycheck and the Separation Date.

Hoffnung also affirms that he has been reimbursed for all expenses that he necessarily incurred in performing services as an employee for Company, aside from approximately $300 of expenses submitted on January 19, 2020 if and to the extent he has not been reimbursed for such expenses in accordance with Company policies.

Hoffnung affirms that he has not suffered any known injuries or occupational diseases during the time he has provided services to Company.

8.     Cooperation and Assistance. For a period of twelve (12) months following the Effective Date, Hoffnung agrees to cooperate reasonably with Company in the transition of his work for Company and to answer questions as reasonably necessary to assist Company with this transition, including making himself available for a maximum of ten (10) hours per week, as may be requested by Company’s Chief Executive Officer for transition- related matters and policy matters and initiatives including, without limitation, working as an Independent Contractor for 12 months and continuing to serve on the Board of Directors of VHI until the annual meeting of shareholders in March, 2020, or until earlier removal by action of such Board of Directors. Hoffnung may use the titles of the Company’s Chief Strategy Officer and Vireo Health of New York’s Chief Executive Officer for a period of up to 12-months, during which Hoffnung may resign from these positions or be removed from these positions by the Company, neither of which should be considered a breach of this Agreement. In the event that Hoffnung receives any inquiries from any third parties (including subpoenas, court orders or similar legal process) about any matters involving Company or the Released Parties including, without limitation, any compliance or legal matters involving Company or the Released Parties, Hoffnung will immediately notify the General Counsel of Company by telephone at [***]and email at [***], and provide all details and information about such inquiry to the fullest extent permitted by law. Nothing contained in this

Agreement is intended to permit or authorize, or in fact permits or authorizes Hoffnung to waive Company’s attorney-client, work product or any other applicable privileges, to the extent they exist. Should Hoffnung be requested to assist the Company for more than the maximum hours detailed above, he shall have the option to decline such assistance or to be compensated at a mutually agreed upon hourly rate. Should Hoffnung opt to discontinue providing the Company with transition services, he shall provide the Company with a written 15-day advance “Final Date of Service” notice and after that date the Company shall no longer be required to provide him with any remaining compensation provided in 3(i), but all other obligations of the Company will remain in place and the discontinuation would not be considered a breach.

9.       Effective Date. This Agreement shall not become effective until the eighth (8th) day after Hoffnung signs, without revoking, this Agreement ("Effective Date"). No payments due to Hoffnung under this Agreement shall be made or begin before the Effective Date.

10.     Restrictions on the Use of Information Obtained during the Course of Hoffnung’s Employment Relationship with Company. During the course of Hoffnung’s employment relationship with Company, Hoffnung has been given access to Company’s Confidential Information (as defined below) for his use solely in connection with the services provided to Company. For purposes of this provision, “Confidential Information” means proprietary information that Company has developed or possessed, with or without the assistance of Hoffnung, that is not generally known in the industry, in not part of the public domain, and is information that the Hoffnung has reason to know is or that Company has maintained or designated as confidential, proprietary, competitively sensitive or commercially valuable

Hoffnung will not, directly or indirectly, disclose or use for his own benefit or the benefit of any third-party, or allow the disclosure or use of, any Confidential Information by another person or entity, except if required by law.

Hoffnung was given at least forty-five (45) days to consider the terms of this confidentiality provision and consult with an attorney of Hoffnung’s choice and changes to this Agreement, whether material or immaterial, do not restart the running of the 45-day period. If after 45 days this confidentiality provision is Hoffnung’s preference, this preference will be memorialized in a separate agreement signed by all Parties. For a period of at least seven (7) days following the execution of such agreement, Hoffnung may revoke the agreement and the confidentiality provision in this Section, and the confidentiality provision shall not become effective or be enforceable until such revocation period has expired.

11.     Assignment and Ownership of Intellectual Property. Hoffnung acknowledges and agrees that Company shall retain ownership of any content, data or information provided by Company to Hoffnung in any format, and any trademarks, copyrights, patents, trade secrets or other intellectual property of Company whenever developed (the “Intellectual Property), including, but not limited to, any Intellectual Property created by, or incorporated by, Hoffnung into the materials or work product produced during his time as a Hoffnung for Company. Hoffnung shall assign to Company all Intellectual Property and Company retains exclusive rights to the Intellectual Property developed by Hoffnung during the period he performed services for Company. The entire copyright and all other intellectual property rights of any nature in the materials and work product produced by Hoffnung pursuant to the Agreement are and shall remain the sole and exclusive property of Company.

12.     Limited Disclosure of Terms of Agreement. Hoffnung agrees not to reveal, convey, comment upon, publicize, disclose, discuss, or cause to be revealed, conveyed, commented upon, publicized, disclosed or discussed, the terms of this Agreement (including, but not limited to, the financial terms) to any person or entity, other than to his financial advisor, and/or attorney (and to any federal, state or local governmental entity, upon request by such entity). Hoffnung may, however, disclose the duration of his non-compete agreement with prospective employers detailed in Section 3(v).

13.      Non-Disparagement. Hoffnung agrees and covenants that Hoffnung shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Company or its businesses, or any of its employees, officers, or directors, now or in the future. Should the Company be contacted regarding Hoffnung by any prospective employer, the Company shall provide dates of employment and job title only. Senior executives of the Company, including its CEO, shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Hoffnung.

This Section does not in any way restrict or impede Hoffnung from exercising protected rights, including rights under the National Labor Relations Act (NLRA)or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

14.      Return of Property. Hoffnung covenants that he will return all of Company’s property and equipment and/or documents (including paper and electronic versions) and any confidential information in Hoffnung’s possession or control except, in each case, as may be required or desirable to perform the services described in Paragraph 8 of this Agreement. For the avoidance of doubt, Hoffnung will be permitted to (a) retain his Company-owned laptop and related equipment, and (b) utilize his Company email address and business card throughout the term of this Agreement.

15.      Remedies. In the event of a breach or threatened breach by Hoffnung of any of the provisions of this Agreement, Hoffnung hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If Hoffnung fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, or if Hoffnung revokes the ADEA release contained in Section 4 within the seven-day revocation period, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Hoffnung under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

In the event that either party believes there is a breach of this Agreement, the non-breaching party must provide written notice to the breaching party by certified mail or FedEx.

If Company fails to make one or more required payments outlined in Section 3 (i) and the default is not cured for a period of more than thirty (30) calendar days after notice from Hoffnung, then the Company shall immediately waive any remaining term of Hoffnung’s non-compete outlined in Section 3(vi).

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.	Successors and Assigns.

(a)     Assignment by the Company. The Company may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(b)     No Assignment by Hoffnung. Hoffnung may not assign this Agreement in whole or in part. Any purported assignment by Hoffnung shall be null and void from the initial date of the purported assignment.

17.      Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach in the Supreme Court of New York, Queens County. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and should such provision be unable to be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

18.      Non-admission of Wrongdoing. Hoffnung and Company agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Company or Hoffnung of wrongdoing or evidence of any liability or unlawful conduct of any kind.

19.      Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

20.      Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Hoffnung acknowledges that he has not relied on any representations, promises, or agreements of any kind made to Hoffnung in connection with Hoffnung’s decision to accept this Agreement, except for those set forth in this Agreement.

The Parties knowingly and voluntarily sign this Confidential Separation and Transition Services Agreement, Waiver and Release as of the date(s) set forth below:

Vireo Health, Inc.

/s/ Aaron Hoffnung		By:	/s/ Kyle Kingsley
Aaron Hoffnung			Name:	Kyle Kingsley
			Title:	CEO

Date:	3/3/20		Date:	03/04/20

Exhibit A – Hoffnung Officer Roles

Vireo Health International, Inc. – Chief Operating Officer

Vireo Health Inc. – Chief Operating Officer

Vireo Health of New York LLC – Chief Executive Officer

Dorchester Capital, LLC – Chief Strategy Officer

Pennsylvania Medical Solutions, LLC – Chief Operating Officer

Ohio Medical Solutions, Inc. – Chief Operating Officer

Vireo Health of New Jersey, LLC – Chief Operating Officer

Arkansas Medical Solutions, LLC – Chief Operating Officer

Pennsylvania Dispensary Solutions LLC – Chief Operating Officer

Vireo Health of Puerto Rico, LLC – Chief Operating Officer

Vireo Health de Puerto Rico, LLC – Chief Operating Officer

Vireo Health of Nevada I, LLC – Chief Operating Officer

Vireo Health of Nevada II, LLC – Chief Operating Officer

Vireo Health of Arizona, LLC – Chief Operating Officer

Elephant Head Farm, LLC – Chief Operating Officer

Retail Management Associates, LLC – Chief Operating Officer

Live Fire, Inc. – Treasurer

Sacred Plant, Inc. – Treasurer

844 East Tallmadge LLC – Chief Operating Officer & Vice President

High Gardens, Inc. – Chief Operating Officer

Vireo Health of Massachusetts, LLC – Chief Operating Officer

Vireo Health of New Mexico, LLC – Chief Operating Officer

Vireo Health of Missouri, LLC – Chief Operating Officer

Exhibit B – Hoffnung Director Roles

Vireo Health International, Inc.

Vireo Health Inc.

Vireo Health of New York LLC

Dorchester Capital, LLC

Ohio Medical Solutions, Inc.

Vireo Health of New Jersey, LLC

Vireo Health of Puerto Rico, LLC

Vireo Health de Puerto Rico, LLC

Vireo Health of Nevada I, LLC

Vireo Health of Nevada II, LLC

Vireo Health of Arizona, LLC

Elephant Head Farm, LLC

Retail Management Associates, LLC

Live Fire, Inc.

Sacred Plant, Inc.

844 East Tallmadge LLC

High Gardens, Inc.

Vireo Health of Massachusetts, LLC

Mayflower Botanicals Inc.

Vireo Health of Missouri, LLC

Medical Solutions of Missouri, LLC

Exhibit C – Hoffnung Ownership in Subsidiaries and Affiliates

Ohio Medical Solutions, Inc.

Vireo Health of Missouri, LLC

Exhibit D – Bank Account with Hoffnung as Signatory

TuCoop – Puerto Rico domiciled bank

Exhibit E – Hoffnung Lockup Agreement

LOCK-UP AGREEMENT

To: Vireo Health International, Inc.

Dear Sirs/Mesdames:

The undersigned (the “Locked-up Securityholder”) understands that Vireo Health International, Inc. (“Vireo” or the “Company”) has an important and material interest in maintaining the market value of the Company’s equity securities (the “Shares”) by, among other things, enabling its shareholders to sell Shares by an orderly process (the “Share Sale Process”) that minimizes the negative effect on the price of the Shares.

In consideration for the benefit that the Share Sale Process will confer upon the Locked-up Securityholder, the Locked-up Securityholder agrees that during the period commencing on September 14, 2019 (the “Extension Date”) and ending in accordance with the schedule set forth in Exhibit A, below (the “Lock-up Period”), the Locked-up Securityholder will not, directly or indirectly: (i) offer, sell, contract to sell, transfer, assign, secure, hypothecate, pledge, lend, swap, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of (whether through the facilities of a stock exchange, by private placement or otherwise) or transfer any securities of the Company or an affiliate of the Company, or securities convertible or exchangeable into equity securities of the Company or any affiliate of the Company, in each case, whether owned by the Locked-up Securityholder or over which the Locked-up Securityholder has the power of disposition, including those listed below the undersigned’s signature (collectively, the “Locked-up Securities”); (ii) make any short sale, engage in any hedging transaction, or enter into any swap or other arrangement or transaction that transfers, in whole or part, to another person any of the economic consequences of ownership of any Locked-up Securities, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise, as the case may be; or (iii) otherwise publicly announce (by press release or other public platform of dissemination) any intention to do any of the activities restricted by (i) and (ii).

The restrictions in the preceding paragraph will not apply if the prior written consent of the Board of Directors of the Company, such consent not to be unreasonably withheld or delayed, has been obtained by the Locked-up Securityholder in connection with any transaction involving Locked-up Securities.

For greater certainty, for the purposes of this Agreement, “Locked-up Securities” shall include any additional Locked-up Securities acquired by the Locked-up Securityholder following the Extension Date (which shall be treated as if they were originally held on the Extension Date by the Locked-up Securityholder).

Nothing in this Agreement shall prohibit or otherwise restrict the transfer, sale or tender of any or all of the Locked-up Securities: (i) during the Lock-up Period pursuant to a Business Combination (as defined below); provided, all Locked-up Securities that are not so transferred, sold or tendered remain subject to this Agreement, and provided, further, that it shall be a condition of transfer that if such Business Combination is not completed, any Locked-up Securities subject to this Agreement shall remain subject to the restrictions herein for the balance of the Restricted Period (for the purposes of this lock-up agreement, “Business Combination” means: (a) a bona fide formal take-over bid (as defined in the Securities Act (Ontario)) made for all outstanding Resulting Issuer Shares or which, if successful, would result in a change of control; (b) a bona fide formal issuer bid (as defined in the Securities Act (Ontario)) made for all outstanding Resulting Issuer Shares; (c) an amalgamation that results in a change of control; or (d) a merger or similar statutory procedure involving a change of control); or (ii) in connection with transfers to any affiliates of the Locked-up Securityholder, any immediate family members of the Locked-up Securityholder, or any company, trust or other entity owned by or maintained for the benefit of the Locked- up Securityholder or any immediate family members of the Locked-up Securityholder.

The Locked-up Securityholder hereby acknowledges and agrees that (i) the Company is only soliciting agreements similar to the Agreement from a select group of the Company’s shareholders and, as a result, not all shareholders will be subject to a lock-up agreement and (ii) during the Lock-up Period the Company (or, following the Reverse Takeover, the Resulting Issuer) may cause any transfer agent for any of the Locked-up Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, the Locked-up Securities for which the Locked-up Securityholder is the record or beneficial holder.

This Agreement shall not be assigned by the Locked-up Securityholder or the Company without the prior written consent of the Company or the Lock-up Securityholder, as applicable. This Agreement will be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Locked-up Securityholder acknowledges that he or she has been advised to seek independent legal advice with respect to the matters contained in this Agreement and has either obtained such advice or has waived his or her right to do so. Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity will not affect the validity of the remainder of this Agreement which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid. The Locked-up Securityholder consents to the details of this Agreement being made publicly available. This Agreement is irrevocable and will be binding upon and ensure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

A summary of details of whether the securities are owned of record or beneficially or otherwise controlled or directed has been provided in the Exhibit B of this Agreement.

[EXHIBITS AND SIGNATURE PAGE FOLLOWS]

Exhibit A. Lock-Up Period End Dates

Percentage of Locked-Up Securities Held as of Extension Date	End of Lock-Up Period
5%	September 1, 2020
5%	October 1, 2020
5%	November 1, 2020
5%	December 1, 2020
10%	January 1, 2021
10%	February 1, 2021
10%	March 1, 2021
10%	April 1, 2021
10%	May 1, 2021
10%	June 1, 2021
10%	July 1, 2021
10%	August 1, 2021

Exhibit B. Individual Securities Subject to Lock-up Agreement

Name	Current Number and Class of Equity Securities of the Company
Aaron Hoffnung	23,529 Subordinate Voting Shares
Aaron Hoffnung	2,400,387 Options to Purchase Subordinate Voting Shares

DATED this  _______day of_______________, 2019.

09/10/2019

If a Corporation, Partnership or Other Entity:	If an Individual:

	X	/s/ Aaron Hoffnung

Name of Entity	Signature
Aaron Hoffnung
Type of Entity	Print Name

X

Signature of Person Signing	Signature of Witness

Print Name and Title